UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
___________

FORM 8 – K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2013
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Northwest Bancorporation, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-24151	91-1574174
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

421 W. Riverside Avenue, Spokane, Washington 99201
(Address of principal executive offices) (Zip Code)

(509) 456-8888
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events.

Northwest Bancorporation, Inc. (the "Company") has been notified that the Company was not a winning bidder in the previously announced auction held by Treasury to sell 10,500 shares of the Company's Cumulative Series A Preferred Stock (the "Series A Preferred Stock") and 525 Shares of Cumulative Series B Preferred Stock (the "Series B Preferred Stock") held by the U.S. Department of Treasury (“Treasury”) pursuant to the TARP Capital Purchase Program.

The offering price and the allocation of the Series A Preferred Stock and Series B Preferred Stock were determined by the auction process.  Treasury has announced that the sales price of the Series A Preferred Stock was equal to its auction clearing price of $1,032.11 per share and the sales price of the Series B Preferred Stock was equal to its auction clearing price of $1,130.61 per share.  The Series A Preferred Stock and Series B Preferred Stock were not registered under the Securities Act of 1933, as amended, and were offered only to domestic qualified institutional buyers, certain domestic institutional accredited investors and the Company.  The closing of the auction offering is expected to occur on or about March 11, 2013, subject to customary closing conditions.  The Company will not receive any of the proceeds of the offering of the Series A Preferred Stock or Series B Preferred Stock.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST BANCORPORATION, INC.
(Registrant)

March 6, 2013	By:	/s/ Randall L. Fewel
Randall L. Fewel
President and Chief Executive Officer